Exhibit 10.1
THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Third Amendment”) is made and entered into this 13th day of March, 2025 (“Effective Date”), by and between 7495 RP, LLC, a Maryland limited liability company, having an address at 5377 Jackson Mountain Road, Frederick, Maryland 21702 (“Landlord”), and CARTESIAN THERAPEUTICS, INC., a Delaware corporation, having a headquarters address at 704 Quince Orchard Road (Suite 140), Gaithersburg, Maryland 20878 (“Tenant”).

RECITALS

    This Third Amendment is made and entered with respect to the following:

R-1.    Landlord and Tenant are the current parties to that certain Lease dated February 28, 2024 (the “Original Lease”), as amended by that First Amendment to Lease Agreement dated May 7, 2024, and that Second Amendment to Lease Agreement dated August 30, 2024 (collectively, the “Lease”), pursuant to which Landlord has agreed to lease to Tenant approximately 29,050 square feet of Rentable Area on the first and second floors (the “Existing Premises”) of the building located at 7495 New Horizon Way, Frederick, Maryland 21702 (“Building”).
R-2.    Landlord desires to lease to Tenant and Tenant desires to lease from Landlord on the terms set forth herein, in addition to the Existing Premises, approximately 6,439 square feet of Rentable Area designated as Suite 120 (the “Third Expansion Premises”) located on the first (1st) floor of the Building. The Third Expansion Premises is more particularly shown on Exhibit “A” which is attached hereto and made a part hereof.
R-3.    Landlord and Tenant desire to expand the Existing Premises to include the Third Expansion Premises, and to otherwise modify the Lease as set forth herein in this Third Amendment.
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Landlord and Tenant, Landlord and Tenant covenant and agree as follows:
1.    RECITALS; CAPITALIZED TERMS. The above-mentioned Recitals are incorporated herein by this reference as though fully set forth at length. Capitalized terms used in this Third Amendment but not defined herein shall have the meanings ascribed to them in the Lease.
2.    TERM. The term of the Lease with respect to the Third Expansion Premises (“Expansion Premises Term”) shall commence as of the date that Landlord delivers to Tenant full possession of the Third Expansion Premises with Landlord’s Work Substantially Completed (as such terms are defined in the Work Letter attached hereto as Exhibit “B”) (sometimes also referred to as the “Third Expansion Premises Lease Commencement Date” or “TEPLCD”) and shall expire at the expiration of the Term of the Lease (it being the intent of the parties that the term of Tenant’s leasing of the Existing Premises and the term of Tenant’s leasing of the Third Expansion Premises shall be coterminous). [***] Each subsequent year shall be coterminous with the corresponding Lease Year as provided for in the Lease.
3.    DELIVERY.
(a)    Tenant shall accept the Third Expansion Premises in its “as is” condition on the Third Expansion Premises Lease Commencement Date. Tenant has had an opportunity to inspect the Third Expansion Premises and, except for the completion of Landlord’s Work, has determined that the same is sufficient for Tenant’s use thereof. Notwithstanding the foregoing, Landlord shall repair with reasonable promptness any latent defects in Landlord’s Work reported by Tenant to Landlord in writing within one (1) year of the Third Expansion Premises Lease Commencement Date. If identified in writing, Landlord shall, at Landlord’s sole cost and expense, commence to repair or replace said item(s) within a commercially reasonable period of time following receipt of such notice.
(b)    The expected Third Expansion Premises Lease Commencement Date is September 1, 2025 (the “Expected Third Expansion Premises Lease Commencement Date”). If Landlord does not deliver possession of the Third Expansion Premises on the Expected Third Expansion Premises Lease Commencement Date with Landlord’s Work Substantially Completed, Landlord shall not have any liability whatsoever to Tenant on account of such failure to deliver possession of the Third Expansion Premises to Tenant and neither this Third Amendment nor the Lease shall be rendered void or voidable as a result of such delay, except that if Landlord does not deliver possession of the Third Expansion Premises with Landlord’s Work Substantially Completed within sixty (60) days after the Expected Third Expansion Premises Lease Commencement Date (the “Outside Date”), which Outside Date shall be extended on a day-for-basis due to Tenant Delays or Force Majeure Delays (as such terms are defined in the Work Letter), Tenant shall receive a credit to be applied against next installments of Base Rent due after the Third Expansion Premises Lease Commencement Date in the amount equal to: (i) one hundred percent (100%) of the daily Base Rent per day for the first sixty (60) days after the Outside Date until Landlord delivers full possession of the Third Expansion Premises with Landlord’s Work Substantially Completed; and (ii)  two hundred percent (200%) of the daily Base Rent per day beginning on the sixty-first (61st) day and continuing thereafter until Landlord delivers full possession of the Third Expansion Premises with Landlord’s Work Substantially Completed, but all such periods shall be extended on a day-for-basis due to Tenant Delays or Force Majeure Delays. However, under such circumstances, the Third Expansion Premises Lease Commencement Date shall be postponed until Landlord has delivered possession of the Third Expansion Premises to Tenant with Landlord’s Work Substantially Completed.
(c)    Landlord shall be responsible, at Tenant’s sole cost and expense, to cause the construction of the Improvements as provided for on the Approved Working Drawings as defined in and as provided for in the Work Letter attached hereto as Exhibit “B” (collectively the “Landlord’s Work”).
4.    PREMISES. Beginning on the Third Expansion Premises Lease Commencement Date, Tenant shall lease the Third Expansion Premises from Landlord subject to the terms of the Lease, as modified hereby. Notwithstanding any provision of the Lease to the contrary, from and after the Third Expansion Premises Lease Commencement Date, except where there is a conflict with the terms of this Third Amendment, the “Premises,” as such term is used in the Lease, shall include the Existing Premises and the Third Expansion Premises, containing a total of approximately 35,489 square feet of Rentable Area. The Premises (including the Existing Premises and the Third Expansion Premises) shall be known as 7495 New Horizon Way, Suites 120, 130, 140, 150, 210, 220 and 230, Frederick, Maryland 21703. As of the Effective Date, Section 2.21(b) of the Lease is hereby amended to replace “thirty-nine and sixteen hundredths percent (39.16%)” with “forty-seven and eighty-four hundredths percent (47.84%).”

5.    RENT.

(a)    Third Expansion Premises Annual Rent. In addition to the Base Rent with respect to the Existing Premises, Tenant shall pay to Landlord Base Rent with respect to the Third Expansion Premises (“Third Expansion Premises Base Rent”) as follows:

Lease Year	Annual Rent	Monthly Base Rent	Rent Per Square Foot
TEPLCD -4/30/26*	$199,609.00	$16,634.08**	$31.00
5/1/26 – 4/30/27	$205,597.27	$17,133.11	$31.93
5/1/27– 4/30/28	$211,765.19	$17,647.10	$32.89
5/1/28 – 4/30/29	$218,118.14	$18,176.51	$33.87
5/1/29 – 4/30/30	$224,661.69	$18,721.81	$34.89
5/1/30 – 4/30/31	$231,401.54	$19,283.46	$35.94

*This period may be less than twelve full calendar months
**Provided Tenant is not in default under the Lease, Landlord agrees to abate the first (1st) full monthly installment of Base Rent payable hereunder (i.e., to equal a total abatement of $16,634.08).

Except as otherwise set forth herein, the foregoing Base Rent for the Third Expansion Premises shall be paid by Tenant to Landlord in accordance with the terms of the Lease, commencing on the Third Expansion Premises Lease Commencement Date. Tenant shall pay the first (1st) full monthly installment of Base Rent payable hereunder upon execution of this Third Amendment.

(b)    Additional Rent. Beginning on the Third Expansion Premises Lease Commencement Date Tenant shall pay all Additional Rent for the Third Expansion Premises as required pursuant to the terms of the Lease, including, but not limited to, Section 2 thereof.

6.    SECURITY DEPOSIT. The parties acknowledge that Landlord is currently holding a security deposit in the amount of $308,317.24. Simultaneously with the execution and delivery of this Third Amendment, Tenant shall deposit with Landlord an additional security deposit in the amount of $49,902.25 (which amount represents three (3) months of Base Rent for the Third Expansion Premises). Landlord shall hold, apply and disburse the entire security deposit (i.e., $358,219.49) in accordance with the applicable provisions of the Lease concerning the Security Deposit.
7.    MAINTENANCE AND SERVICES. Notwithstanding any provision of Section 6 of the Lease to the contrary:
(a)    but subject to Section 23 of the Lease as well as Tenant's compliance with Applicable Laws (including, but not limited to, obtaining approval from any Governmental Authority), Tenant shall have the right, at Tenant’s sole cost and expense, to replace the HVAC or other Building system exclusively serving the Premises; provided, however, prior to exercising the foregoing right, Tenant shall obtain Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed so long as such replacement does not materially adversely affect any portion of the Building in Landlord’s commercially reasonable discretion. If Tenant replaces the HVAC or other Building system which exclusively serves the Premises, Tenant shall assume sole responsibility for the repair, maintenance, or replacement of the same, and Landlord shall be relieved of such responsibility and shall cease including any costs of the same in Operating Costs; and
(b)    In accordance with Section 6 of the Lease, from and after the Third Expansion Premises Lease Commencement Date, Landlord shall use all commercially reasonable efforts to provide or cause to be provided to the Premises, HVAC, electricity, water, sewer and other services pursuant to Section 6 of the Lease, on a 24 hours per day/7 days per week basis. If Landlord shall fail to perform any term or covenant on Landlord’s part to be observed or performed pursuant to Section 6 of the Lease which materially and adversely affects Tenant’s ability to conduct Tenant’s business in any portion of the Premises, and Landlord fails to commence a cure for five (5) consecutive business days following Landlord's receipt of notice thereof from Tenant (plus any number of days that Landlord’s ability to commence such cure is delayed or interrupted by Tenant or Force Majeure Delays), then Tenant shall have the right to give Landlord a second notice, and for a period of two (2) consecutive, additional business days Landlord fails to diligently (subject to delays or interruptions caused by Tenant) prosecute such cure to completion, then Tenant shall have the right to remedy such non-compliance for the account of Landlord (such remedy, “Tenant’s Self-Help Work”); provided that (i) Tenant’s Self-Help Work shall affect only the Premises, and (ii) Tenant’s Self-Help Work shall not affect any base building system unless the same exclusively serves the Premises, and (iii) Tenant shall indemnify Landlord for any Claims from any other tenant or occupant in the Building which arise or result from Tenant’s Self-Help Work. Any Tenant’s Self-Help Work shall be performed in accordance with all Applicable Laws (including any required approvals from any Governmental Authority) and all applicable provisions of this Lease (other than any such provisions requiring Landlord’s prior approval with respect to any Alterations by Tenant). If Tenant performs any of Landlord’s obligations under this Lease, then (i) Tenant shall have no rental abatement remedy pursuant to Section 6.1.2 of the Lease or otherwise; and (ii) Landlord shall be relieved of its obligation to perform the specific obligation undertaken by Tenant; provided however, that Landlord shall reimburse Tenant for the actual third party costs reasonably incurred by Tenant in performing Tenant’s Self-Help Work within thirty (30) days after receipt of an invoice therefor, in an amount not to exceed One Hundred Thousand and 00/100 Dollars ($100,00.00) per repair.
8.    REPRESENTATIONS.
A.    To induce Landlord to enter into this Third Amendment, Tenant hereby represents and warrants to Landlord that as of the date of this Third Amendment:
(a)    Tenant has not assigned the Lease or sublet any portion of the Existing Premises;
(b)    The Lease is unmodified (except as otherwise expressly set forth to the contrary in this Third Amendment) and is in full force and effect;
(c)    Tenant has no claims against Landlord arising under or in connection with the Lease, and Tenant has no set off or defenses against the enforcement of any right or remedy of Landlord under the Lease; and
(d)    Landlord is not in default of any of its obligations under the Lease and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, will constitute a default by Landlord under the Lease.
B.    Landlord hereby represents and warrants to Tenant as of the date of this Third Amendment:
(a)    The Lease is unmodified (except as otherwise expressly set forth to the contrary in this Third Amendment) and is in full force and effect; and
(b)    To Landlord’s knowledge, Tenant is not in default of any of its obligations under the Lease and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, will constitute a default by Tenant under the Lease.
9.    RATIFICATION. Unless a term or condition of the Lease is expressly contradicted by the terms of this Third Amendment or modified hereby, all terms and conditions of the Lease shall remain in full force and effect and continue to bind Landlord and Tenant. In the event that a term of this Third Amendment is fundamentally inconsistent with a term of the Lease, the terms of this Third Amendment shall control. The terms of the Lease, as modified hereby, are ratified and affirmed by the parties.

10.    ENTIRE AGREEMENT. This Third Amendment constitutes the entire agreement of the parties with respect to the subject matter addressed herein. No terms, conditions, representations, warranties, promises, or understandings, of any nature whatsoever, express or implied, have been made or relied upon by any party hereto. This Third Amendment may not be modified, waived, discharged or terminated other than by a writing executed by the parties hereto.
11.    BROKER. Landlord and Tenant each represent and warrant to the other that it has not employed any broker, agent or finder with regard to this Third Amendment, other than Scheer Partners, Inc. which shall be paid by Landlord pursuant to a separate agreement. Each party hereby indemnifies and holds harmless the other for any other claims relating to commissions or brokerage fees arising from a breach of the foregoing representation and warranty.
12.    BINDING EFFECT; MERGER. The terms and provisions of this Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Lease. Notwithstanding anything herein to the contrary, in the event Landlord obtains a judgment against Tenant in connection with the Lease, the Lease shall not merge into the judgment.
13.    COUNTERPARTS; ELECTRONIC SIGNATURES. This Third Amendment may be executed in multiple counterparts each of which counterparts shall be deemed an original and all of which counterparts collectively shall constitute one and the same document. The parties agree that the signatures of the person executing this Third Amendment may be transmitted via electronic means and shall be sufficient evidence of the execution of this Third Amendment.
14.    GOVERNING LAW. This Third Amendment shall be governed by and ·interpreted under the laws of the State of Maryland.
15.    AUTHORITY. Each individual executing this Third Amendment hereby represents and warrants that she or he has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf she or he is executing this Third Amendment to the terms hereof. The parties have read and understood this Third Amendment and have had the opportunity to consult with legal counsel with respect hereto.
[Signature Page Follows]

[Signature Page to Third Amendment to Lease Agreement]

IN WITNESS WHEREOF, each party hereto has executed and ensealed this Third Amendment to Lease Agreement or caused it to be executed and ensealed on its behalf by its duly authorized representatives, the day and year first written above.

        LANDLORD:

        7495 RP, LLC

    By:/s/William C. Robertson
         Name: William C. Robertson
         Title: Manager

        TENANT:

        CARTESIAN THERAPEUTICS, INC.

    By:/s/Blaine Davis
         Name: Blaine Davis
         Title:CFO

EXHIBIT “A”
THIRD EXPANSION PREMISES
[***]

EXHIBIT “B”

WORK LETTER

B-1.    SPACE PLAN.

Landlord shall construct or cause to be constructed, subject to the provisions set forth in this Exhibit “B”, the leasehold improvements for the Third Expansion Premises comprising the Landlord’s Work (defined below), as shown on the scope of work and drawing (the “Space Plan and Scope of Work”), approved by Landlord and Tenant, a copy of which Space Plan and Scope of Work is attached as Attachment “1” to this Work Letter. Except for the Landlord’s Work, Landlord shall otherwise deliver possession of the Third Expansion Premises on the Third Expansion Premises Lease Commencement Date together with all existing leasehold improvements and conditions now installed therein “AS IS” and “WHERE IS”.

B-2.     WORKING DRAWINGS.

    The architect and such other design consultants selected by Landlord (collectively, the “Architect”) shall, within thirty (30) days after mutual execution of the Lease, prepare a complete set of architectural, mechanical, electrical, plumbing and all other working drawings, as may be necessary, to show the Landlord’s Work (the “Working Drawings”). Notwithstanding the foregoing, Landlord shall engage JennErik Engineering for the design of all MEP systems. The Working Drawings shall conform to, be consistent with, and cover only the work and materials described and contemplated in the Space Plan and Scope of Work, or otherwise mutually agreed by Landlord and Tenant. Within five (5) business days after receipt of the Working Drawings, as modified by any such revisions mutually agreed by Landlord and Tenant, Landlord and Tenant will initial same to confirm their mutual approval thereof (the “Approved Working Drawings”). Tenant’s approval of the Working Drawings shall automatically be deemed given if not refused by Tenant in writing with full and proper reasons stated therefor within the time period aforesaid. All costs of preparing, revising, copying and delivering the Working Drawings and revisions thereof, and Approved Working Drawings shall be paid by Tenant (or shall reimburse Landlord) within twenty (20) days after receipt of a detailed invoice for the same.

B-3.    LANDLORD’S WORK.

    The work to be performed as shown on the Approved Working Drawings is herein called the “Landlord’s Work”, and shall be performed by VaLogic Bio, LLC (“General Contractor”), an affiliate of Landlord and a licensed and insured general contractor in the State of Maryland, as Landlord’s general contractor and construction manager, and/or its employees, agents and subcontractors using existing materials or new materials of good quality (as respectively identified within the Approved Working Drawings) and structurally sound and free from any defects or deficiencies and in accordance with all applicable codes, ordinances and laws, subject to the Lease, and in a good and workmanlike manner. Tenant shall have the right to retain a project manager (“Project Manager”) to oversee the progress of the construction of the Landlord’s Work. General Contractor, the Architect and Landlord will meet with the Project Manager at least weekly as the Landlord’s Work progresses.

Landlord will indicate on the Approved Working Drawings the portions of the Landlord’s Work, if any, which Tenant is required to remove prior to the expiration or termination of the Lease; and Tenant will timely comply with such requirements and repair any damage to the Third Expansion Premises, Building or Property caused thereby at its own expense. All of the Landlord’s Work shall be considered leasehold improvements (except as may otherwise be specified herein) and shall be deemed to be the property of Landlord and shall not be removed from the Third Expansion Premises without the express prior written consent of Landlord. Notwithstanding any provision of this Exhibit "B" to the contrary, Landlord may elect to delegate any responsibilities of Landlord in this Exhibit "B" to General Contractor.

B-4.    SUBCONTRACTORS AND MATERIALS.

    General Contractor shall have the right, and such right is exclusively reserved to General Contractor, to select the subcontractors and source materials to be used in constructing the Landlord’s Work. Subcontractors will be selected by General Contractor on the basis of several factors, including but not limited to cost, quality of work, ability to staff the job, schedule and reputation. All materials and finishes used in the Landlord’s Work shall be as specified on the Approved Working Drawings, or, if unspecified, shall be Landlord’s building standard materials and finishes, from which Tenant shall make its selection of floor covering materials and paint colors. General Contractor has reasonably accommodated any Tenant requests for the use of specific subcontractors and/or materials, provided the Landlord’s Work is not delayed thereby. General Contractor reserves the right (i) to make substitutions of materials of equivalent grade and quality when and if any specified material shall not be readily and reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction, provided that Tenant’s approval is first obtained prior to any substantial change from the Approved Working Drawings (which approval shall not be unreasonably withheld, conditioned or delayed so long the proposed changes are in general conformity with the Approved Working Drawings; and which approval shall be deemed given if not refused in writing with full proper reasons stated by Tenant within three (3) business days after Landlord’s written request).

B-5.    WORK COSTS.

    The actual cost to design, permit and perform the Landlord’s Work, which includes the fees paid to the Architect and engineers, costs of labor and materials, the fee paid to General Contractor as general contractor and construction manager, and the general conditions of the construction contract, is herein called the “Work Costs”. General Contractor shall provide Tenant with a cost estimate (the “Cost Estimate”) containing a list of the contractors selected by General Contractor to perform the Landlord’s Work and other respective soft and hard costs relating to the design, permitting and construction of Landlord’s Work and identifying any Special Items (as defined in Paragraph B-6 below) within twenty (20) days after the approval of the Approved Work Drawings. Tenant shall initial the Cost Estimate to confirm its approval thereof and return same to General Contractor within five (5) business days after receipt thereof. However, if the Cost Estimate is greater than $2,400,000.00 or contains Special Items that will result in a Tenant Delay (as defined in Paragraph B-6 below) Tenant may request value engineering and/or other changes in the Landlord’s Work within five (5) business days of receipt of the Cost Estimate in order to reduce the Cost Estimate and/or eliminate Special Items; provided, however, that any time so requested by Tenant to value engineer and/or change the Cost Estimate in excess of ten (10) business days of delivery of the Cost Estimate shall be deemed a Tenant Delay. Landlord shall cause the General Contractor, within ten (10) business days after request by Tenant, to modify the Cost Estimate to reflect the value engineering and/or changes in the Landlord’s Work and resubmit same to Tenant for approval, which approval shall be given within five (5) additional business days. Such Cost Estimate shall automatically be deemed approved by Tenant in the event that Tenant should fail to timely notify Landlord in writing of any objection thereto or should Tenant otherwise fail to submit a written request to Landlord, within the time period aforesaid, to value engineer and/or change the Landlord’s Work described therein in order to reduce such Work Costs and/or eliminate Special Items as reflected in the Cost Estimate. Once the Cost Estimate is approved or deemed approved, it shall not be exceeded except by approved Change Order (as defined in Paragraph B-6 below) or as a result of subsequent Tenant Delays. Tenant shall pay the Work Costs in accordance with the terms of this Exhibit “B”. Landlord will make reasonable efforts to obtain and, if obtained, shall give Tenant the benefits of any trade discounts obtained by General Contractor in connection with the Landlord’s Work. Tenant shall pay all Work Costs to General Contractor in good funds, within thirty (30) days after each written requisition (with the final requisition to be made after the Third Expansion Premises Lease Commencement Date when the total Work Costs have been determined, and which requisitions shall be in the form of the American Institute of Architects (“AIA”) document G-702 and G-703 signed by General Contractor and the Architect and accompanied by an itemized statement of the Work Costs). No requisition shall include work that has not been incorporated into Landlord’s Work or delivered and securely stored at the Building). The Project Manager shall have the right to inspect the portion of the Landlord’s Work described in a requisition to confirm that such work was property performed.

B-6    SUBSTANTIAL COMPLETION.

    Landlord shall exercise commercially reasonable efforts to cause the Landlord’s Work to be Substantially Complete (hereinafter defined) on or about September 1, 2025, subject to extensions occasioned by any Tenant Delays (hereinafter defined) or Force Majeure Delays (hereinafter defined). For purposes hereof, the phrase “Tenant Delays” shall mean all delays in performance of the Landlord’s Work caused by or attributed to any of the following: (i) failure of Tenant to furnish any required plan, information, approval or consent within the required period of time, or any failure to reasonably cooperate with Landlord during performance of the Landlord’s Work; (ii) performance of any work or activity in the Third Expansion Premises by

Tenant or any of its employees, agents or contractors; (iii) breach or default by Tenant (or anyone acting by or on behalf of Tenant) of any term or provision of the Lease or of the requirements of this Exhibit “B”; (iv) Change Orders (hereinafter defined) to the Landlord’s Work, and any request therefor for any Change Order; (v) any Special Items (as hereinafter defined), provided Landlord has notified Tenant of same, and any request therefor for any Specialty Item; (vi) the performance of any Tenant's Work, or (vii) any other act or omission (negligent or otherwise) on the part of Tenant that delays the completion of the Landlord’s Work. The phrase “Force Majeure Delays” shall mean, for purposes hereof, any delays in performance or completion of the Landlord’s Work caused by: (a) strikes, lockouts or other labor or industrial disturbance; (b) shortage or unavailability of materials, utilities or labor; (c) civil disturbance; (d) orders of any government, court or regulatory body claiming jurisdiction; (e) exercise of police power; (f) act of the public enemy; (g) riot, war, sabotage, blockage or embargo; (h) acts of God; (i) lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion or casualty damage; (j) delay in issuance of any permits, inspections, approvals or use and occupancy certificate, if required, by any governmental authority having jurisdiction over the Third Expansion Premises or Building in which the Third Expansion Premises are a part; or (k) any other cause whatsoever beyond the reasonable control of Landlord; provided however in no event that financial difficulties be deemed a Force Majeure Delay (other than in the event Tenant shall fail to timely pay Landlord as required pursuant to the terms of the Lease, including this Exhibit "B"). The phrase “Change Orders” as used herein shall mean any modifications, substitutions or changes in the Landlord’s Work, as described in the Approved Working Drawings, requested by Tenant. The phrase “Special Items” as used herein shall mean all materials, finishes, installations, and other items forming part of the Landlord’s Work which (i) are not immediately available as needed to meet Landlord’s schedule for Substantial Completion; or (ii) are over and above Landlord’s Building standard materials, finishes, or installations. When Tenant requests a Change Order or Special Item, General Contractor will provide Tenant with an estimate of the cost of the Change Order or Special Item and the anticipated delay, if any, that will result therefrom within five (5) business days of said request, and Tenant shall have an additional three (3) business days thereafter to authorize, modify or revoke said Change Order or Special Item.

    The Landlord’s Work shall be deemed “Substantially Complete” (which phrase shall include phrases of similar import used herein concerning the Landlord’s Work) when (i) the Landlord’s Work to be performed by General Contractor has been completed in accordance with the Approved Working Drawings as certified by the Architect other than Punch List Items, (ii) Landlord has delivered to Tenant and Project Manager, a Certificate of Substantial Completion in the form of AIA document G704 executed by Architect and General Contractor, and (iii) Landlord has received the final building inspection and permission to occupy has been issued (or could have been issued absent Tenant Delays) by the applicable governmental authority, if required. Upon Substantial Completion, Landlord, Tenant, General Contractor, Project Manager and Architect shall conduct a joint inspection of the Third Expansion Premises to verify the Punch List Items. Landlord (or General Contractor) shall notify Tenant in writing of the existence and period of any Force Majeure Delays, Tenant Delays (including any delays caused by Change Orders or Special Items), which determination shall be final and binding unless within three (3) business days of receipt of such determination by Landlord (or General Contractor), Tenant provides third party confirmation (which may be provided by Tenant’s Project Manager) to dispute such determination by Landlord (or General Contractor). If, within five (5) business days thereafter the determination remains in dispute after the parties have used commercially reasonable good faith efforts to resolve the same, such determination shall first be submitted to non-binding mediation by Architect and, if not resolved, then any such disputes shall be resolved by arbitration pursuant to the Construction Industry rules of the American Arbitration Association, and the decision in such arbitration shall be binding and conclusive on the parties, pursuant to the Rules of the American Arbitration Association. Unless the mediation or arbitration makes a finding that Tenant is the sole prevailing party, (i) Tenant shall bear all costs and expenses of such mediation and/or arbitration, and (ii) the number of days elapsed from the date the matter is submitted to mediation through the date Landlord's Work resumes shall be a Tenant Delay. The phrase “Punch List Items” as used herein shall mean any unperformed or incomplete elements of the Landlord’s Work which, individually or in the aggregate, are minor in character and do not materially adversely interfere with Tenant’s access to, use or enjoyment of the Third Expansion Premises, all as reasonably determined by Landlord or Architect. Landlord shall use commercially reasonable efforts to cause such Punch List Items to be completed within thirty (30) days after Substantial Completion of the Landlord’s Work (or as soon thereafter as is reasonably practicable) and in a manner so as to minimized interference with Tenant’s occupancy of the Third Expansion Premises. After the date of Substantial Completion and delivery of the Third Expansion Premises to Tenant, Tenant shall provide Landlord, General Contractor, and their employees and contractors access to the Third Expansion Premises on request at all reasonable times during normal business hours to perform work on the Punch List Items, and Tenant shall not interfere with such work.

B-7.    TENANT’S WORK.

    In accordance with General Contractor’s construction schedule and within thirty (30) days prior to Substantial Completion of the Landlord’s Work, Tenant, at its sole risk and expense and at no cost to Landlord, shall have the right to enter the Building and Third Expansion Premises to install its furniture, furnishings, trade fixtures, equipment, voice and data wiring (“Tenant’s FF&E”) in the Third Expansion Premises necessary for conduct of its business as permitted in the Lease. All such installation of Tenant’s FF&E and all other work performed by Tenant in or for the Third Expansion Premises (“Tenant’s Work”) shall be performed in compliance with all provisions and requirements of the Lease, and using qualified, licensed contractors reasonably acceptable to Landlord. Tenant shall not engage any labor to perform Tenant’s Work which conflicts with the type of labor engaged by Landlord to perform the Landlord’s Work or any other work in the Building, and Tenant shall cease use of any such conflicting labor immediately on Landlord’s request. If requested by Landlord or General Contractor, Tenant's entry shall be accompanied by a representative of General Contractor. Tenant shall perform Tenant’s Work in such a manner so as not to damage, delay or interfere with the Landlord’s Work. Any damage to the Landlord’s Work or to the Third Expansion

Premises caused by Tenant (or anyone acting by or on behalf of Tenant) shall be promptly repaired by and at the sole expense of Tenant. Any failure of Tenant (or anyone acting by or on behalf of Tenant) to comply with the terms of this Section shall be deemed a Tenant Delay (if the same shall result in a delay in completion of the Landlord’s Work) and may give rise to an Event of Default for purposes of this Lease. Tenant shall not commence performance of any work or installation of any of its property in the Third Expansion Premises, nor apply for any permits that would delay the Landlord’s Work or acquisition of permits therefor, until notified in writing by Landlord that Tenant may commence such activities. Landlord will not unreasonably withhold, condition or delay such notification. Tenant and anyone acting by or on behalf of Tenant will fully cooperate in (and not interfere with or delay) the Landlord’s Work.

B-8. NOTICE.

Landlord will give Tenant at least fifteen (15) days prior notice of the date Landlord expects to tender to Tenant possession of the Third Expansion Premises with the Landlord’s Work Substantially Complete, and will promptly notify Tenant as to any change in such estimated date as soon as the same is known to Landlord. Tenant’s acceptance of possession of the Third Expansion Premises shall include therein Tenant’s acceptance of the Landlord’s Work, subject to the terms of the Lease, and to the attachment thereto of a complete list of Punch List Items which shall be prepared by Landlord and Tenant and signed by Tenant and Landlord on the date Landlord tenders to Tenant possession of the Third Expansion Premises or as soon thereafter as practicable. Notwithstanding the foregoing, acceptance of possession by Tenant of the Third Expansion Premises shall not be a waiver of its rights to have Landlord deliver the completed Landlord’s Work, to the extent any incomplete or defective work was not known or readily discoverable upon acceptance of possession, provided that Tenant notifies Landlord of the same within thirty (30) days following the Third Expansion Premises Lease Commencement Date. Landlord shall promptly, after receiving written notice thereof by Tenant, provided that Landlord receives such written notice within one hundred eighty (180) days following the Third Expansion Premises Lease Commencement Date, correct any and all such latent defects or omissions at no cost or expense to Tenant.

B-9.    CODE COMPLIANCE AND WARRANTY.

Landlord represents and warrants to Tenant that the Landlord’s Work performed in the Third Expansion Premises will be in compliance with all applicable laws, ordinances, rules, orders, regulations and other governmental requirements, as well as requirements of the county Fire Marshal, or any similar body having jurisdiction over the Third Expansion Premises and the Building of which the Third Expansion Premises are a part. Landlord will warrant the Landlord’s Work to be free of defects in materials and workmanship for a period of one (1) year from the Third Expansion Premises Lease Commencement Date (except for any misuse by Tenant or for any repairs or replacements by Tenant, at its expense, of any damage to the Third Expansion Premises for which Tenant is responsible as provided in the Lease). Landlord shall use commercially reasonable efforts to assign (to the extent assignable at no cost to Landlord) to

Tenant, the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Third Expansion Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be at Tenant's sole cost and expense.

**End of Exhibit**

ATTACHMENT “1”
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